Exhibit 99.1

W.W. Grainger, Inc. 100 Grainger Parkway Lake Forest, IL 60045-5201 invest.grainger.com

Grainger to Hold Virtual Annual Shareholders’ Meeting

CHICAGO, April 9, 2020 – Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced it will host its 2020 Annual Meeting of Shareholders in a virtual-only format.

The virtual Annual Meeting is due to the COVID-19 executive order in effect in Illinois that limits gatherings of more than 10 people.

The Annual Meeting will continue to be held on Wednesday, April 29, 2020 at 10:00 a.m. CDT. The webcast may be accessed on www.virtualshareholdermeeting.com/GWW2020. As described in the proxy materials for the Annual Meeting, dated March 19, 2020, those eligible to vote in the Annual Meeting are shareholders as of the close of business on March 2, 2020, the record date, or holders of a legal proxy for the meeting.

Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual meeting format and may continue to be used to vote your shares in connection with the Annual Meeting. To access the Annual Meeting webcast and vote during the virtual meeting, you must enter the control number found on your proxy card, voting instruction form or notice you previously received and follow the instructions. As always, we encourage you to vote your shares prior to the annual meeting.

Further information regarding this change to the format of the Annual Meeting and how to access the meeting can be found in the Investor Relations section of our website at invest.grainger.com and in the supplement to our Notice of Annual Meeting and Proxy Statement filed with the Securities and Exchange Commission on April 9, 2020.

About Grainger

W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America’s leading broad line supplier of maintenance, repair and operating (MRO) products, with operations also in Europe, Asia and Latin America.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2019 fourth quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Contacts:

Media: Joseph Micucci Senior Director, External Affairs O: 847-535-0879 M: 847-830-5328	Investors: Irene Holman Vice President, Investor Relations O: 847-535-0809 M: 847-217-8679

Grainger Media Relations Hotline 847-535-5678	Abby Sullivan Sr. Manager, Investor Relations O: 847-535-0939 M: 847-271-6357

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